Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-279033) and Form S-8 (No. 333-260991, 333-263903, 333-271148, 333-273290, 333-279288 and 333-281983) of Backblaze, Inc. of our report dated March 11, 2025, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
San Jose, California

March 11, 2025